Exhibit 10.57

GENERAL RELEASE AGREEMENT

In consideration of the covenants undertaken and releases contained in this GENERAL RELEASE AGREEMENT (hereinafter referred to as “Agreement”), Amy “Levy” Trooskin (“Employee”) on the one hand, and Vince Holding Corp. and Vince, LLC (collectively, the “Company”) on the other side, agree as follows:

1.
Documents Incorporated and Effective Date. All exhibits attached hereto and/or referenced herein are hereby incorporated into this Agreement by reference and shall form a part of this Agreement. This Agreement is effective as of June 30, 2023 (the “Effective Date”).

2.
Payment. In exchange for Employee’s agreement to the terms of this Agreement and any covenants contained in the Employment Agreement, dated January 17, 2023 (as amended from time to time, the “Employment Agreement”), the Company shall continue to pay Employee (such payment, the “Payment”) the Employee’s current base salary of $525,000 per annum, less tax withholdings and authorized deductions, pursuant to the Company’s normal payroll practices and procedures, for 26 weeks following the Effective Date.

By signing this Agreement, Employee acknowledges and agrees that Employee shall not accrue or be entitled to any payments or benefits beyond the Effective Date except for the Payment set forth in this Section 4 of the Agreement. Employee acknowledges that the Payment is given in consideration for Employee’s promises in this Agreement, and that such Payment is contingent upon Employee’s execution of this Agreement and the satisfaction of any other conditions set forth in this Agreement.

3.
Equity Grants. All equity grants, if any, that are unvested as of the Effective Date shall expire as of the Effective Date, and Employee shall have no right or claim with respect to such grants.
4.
Restrictions. Employee hereby agrees and reaffirms the covenants and agreements set forth in the Employment Agreement, including without limitation any non-compete, non- solicitation and non-interference covenants contained in the Employment Agreement, provided that to the extent there is any conflict between the covenants and agreements in this Agreement, on the one hand, and the terms of the Employment Agreement, on the other hand, the terms of this Agreement shall apply. Employee acknowledges that such covenants shall survive beyond the Effective Date.
5.
Remedies. The Parties acknowledge and agree that Employee’s breach or threatened breach of any of the restrictions referenced in Section 4 of this Agreement will result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law and that the Company shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. Employee hereby consents to the grant of a temporary restraining order or an injunction (temporary or otherwise) against Employee or the entry of any other court order against Employee prohibiting and enjoining Employee from violating, or directing Employee to comply with, any provision of

Section 4. Employee also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Company and its subsidiaries and affiliates against Employee for such breaches or threatened or attempted breaches.

6.
Return of Company Property. Employee agrees to turn over to the Company by no later than the Effective Date, all Company property, including but not limited to Company laptop and mobile phone, and shall acknowledge such if requested by the Company.

7.
Confidential Information. Employee acknowledges that Employee has been provided with or exposed to confidential and proprietary information and trade secrets of the Releasees (as defined below) and other entities and individuals with which a Releasee does business, including but not limited to non-public information, data and documents relating to the Company’s business plans, finances, strategies, processes, procedures, designs, customers, construction plans, photographs, techniques, and other non-public information regarding the Company’s business (“Confidential Information”). During and following his or her employment with the Company, Employee agrees not to disclose (without the express written authorization of the Company) any Confidential Information which Employee acquired, learned or developed as an employee of the Company, to any other person or entity, or to use such information in any manner that is detrimental to the interests of the Company or entities or individuals with whom the Company does business, for so long as such Confidential Information may remain confidential; however, nothing shall prohibit Employee from making disclosures while engaging in the activities referenced in Paragraph 14(b) of this Agreement. Employee hereby confirms that Employee has delivered to the Company and retained no copies of any written materials, records and documents (including those that are electronically stored) made by Employee or coming into Employee’s possession during the course of Employee’s employment with the Company which contain or refer to any such proprietary or confidential information. Employee further confirms that Employee has delivered to the Company any and all property and equipment of the Company, including laptop computers, smartphones, identification cards, and keys, etc., which may have been in Employee’s possession.

8.
General Release. See Exhibit A attached hereto.
9.
Voluntary Waiver. Employee further understands and acknowledges that this Agreement constitutes a voluntary waiver of any and all rights and claims Employee has against the Company as of the date of the execution of this Agreement, and Employee has expressly waived rights or claims pursuant to this Agreement in exchange for consideration, the value of which exceeds payment or remuneration to which Employee was already entitled.

10.
Workers’ Compensation. Employee represents and warrants that Employee has not suffered any workplace injury other than such injuries, if any, that Employee has previously reported to the Company in writing.

11.
Non-Disparagement Clause.

(a)
Employee agrees not to make any negative or derogatory remarks or statements,

whether orally or in writing, or otherwise engage in any act that is intended or may be reasonably be expected to harm the reputation, business, prospects or other operations of the Company, any member of its management, board of directors, representatives, agents, consultants or any of its subsidiaries or affiliates, or management, board of directors or managers, representatives, agents, consultants of each such subsidiary or affiliate, or any investor or shareholder in the Company.

(b)
The terms of this Section 11 supersede any other non-disparagement covenant agreed to by Employee.

12.
Employee’s Cooperation Obligations. Employee agrees to cooperate in the defense of the Company against any threatened or pending litigation or in any investigation or proceeding that relates to any events or actions which occurred during or prior to the term of Employee’s employment with the Company. Furthermore, Employee agrees to cooperate in the prosecution of any claims and lawsuits brought by the Company or any of its affiliates that are currently outstanding or that may in the future be brought relating to matters which occurred during or prior to the term of Employee’s employment with the Company. From and after the Effective Date, except as requested by the Company or as required by law, Employee shall not comment upon any

(i) threatened or pending claim or litigation (including investigations or arbitrations) involving the Company or (ii) threatened or pending government investigation involving the Company. In addition, Employee shall not disclose any confidential or privileged information in connection with any pending litigation or investigation or proceeding without the consent of the Company and shall give prompt notice to the Company of any request therefor. If Employee is required to cooperate in the defense of the Company in accordance with this Section 12, the Company shall pay Employee a reasonable per diem fee, in addition to any expense reimbursement, for such assistance, based on Employee’s annual base salary rate immediately preceding the Effective Date.

13.
Compliance with Law. This Agreement is intended to comply with applicable law. Without limiting the foregoing, this Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code (“409A”), and, specifically, with the separation pay and short term deferral exceptions of 409A. Notwithstanding anything herein to the contrary, separation may only be made upon a “separation from service” under 409A and only in a manner permitted by 409A. In no event may you, directly or indirectly, designate the calendar year of payment. All reimbursements and in-kind benefits provided in this Agreement shall be made or provided in accordance with the requirements of 409A (including, where applicable, the reimbursement rules set forth in the regulations issued under 409A). If under this Agreement an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). Notwithstanding any provision of this Agreement to the contrary, to the extent that execution and nonrevocation of this Agreement spans two taxable years, payment of any deferred compensation under this Agreement shall be paid or commence in the second taxable year if required under 409A.
14.
Tax Withholding. Each payment under this Agreement is set forth as a gross amount and is subject to all applicable tax withholdings. The Company is hereby authorized to withhold from any payment due hereunder the amount of withholding taxes due any federal, state or local authority in respect of such payment and to take such other action as may be necessary to satisfy all Company obligations for the payment of such withholding taxes.

15.
Integration Clause. This document and the Employment Agreement constitute the complete and entire Agreement between the parties pertaining to the subject matter hereof, and the final, complete and exclusive expression of the terms and conditions of their Agreement. Any and all prior agreements, representations, negotiations, and understandings between the parties, oral or written, express or implied, are hereby superseded and merged herein.
16.
Modification of Agreement. This Agreement may be amended, changed, or modified only by a written document signed by all parties hereto. No waiver of this Agreement or of any of the promises, obligations, terms, or conditions hereof shall be valid unless it is written and signed by the party against whom the waiver is to be enforced.

17.
Warranty Regarding Non-Assignment. Employee represents that Employee has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim or any portion thereof or interest therein. If any Claim should be made or instituted against the Releasees, or any of them, because of any such purported assignment, Employee agrees to indemnify and hold harmless the Releasees, and each of them, against any such Claim, including necessary expenses of investigation, attorneys’ fees and costs.

18.
Governing Law. This Agreement is made and entered into in the State of New York, and shall in all respects be interpreted, enforced and governed under the laws of said State. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties, by virtue of the identity, interest or affiliation of its preparer.

19.
Severability and Enforceability. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be part of this Agreement.

20.
Singular/Plural. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the content so indicates or requires.

21.
Attorneys’ Fees. In any action or other proceeding to enforce rights hereunder, the prevailing party shall receive an award of costs and expenses related to such proceeding, including attorneys’ fees.

22.
Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Faxed signatures shall be deemed valid as if they were inked originals.

23.
No Reliance By Employee. Employee represents and acknowledges that in executing this Agreement Employee does not rely and has not relied upon any representation or statement made by any of the Releasees or by any of the Releasees’ agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

24.
Miscellaneous Provisions.

a.
The Parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in the County of New York, NY, for the purposes of any suit, action or other proceeding brought by any Party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts. SUBJECT TO APPLICABLE LAW, THE PARTIES HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE ARISING FROM THIS AGREEMENT.
b.
Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express or overnight mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission (with written confirmation received) or, if mailed, four (4) days after the date of mailing or the next day after overnight mail, as follows:
(i)
If the Company, to: c/o Vince, LLC

500 Fifth Avenue, 20th Fl New York, NY 10110

Attention: General Counsel Telephone: 212-515-2695

(ii)
If Employee, to Employee’s home and office addresses reflected in the Company’s records

[Signature page to follow]

IN WITNESS WHEREOF, the undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of New York that the foregoing is true and correct. The effective date of this Agreement is the date that Employee signs it below.

DATED:

DATED:

6/16/2023

6/16/2023

By:

/s/ Amy Trooskin

Amy “Levy” Trooskin

VINCE, LLC

By: /s/ Lee Meiner

Lee Meiner

Chief People Officer